Exhibit 99.1
Global Employment Solutions to Purchase Career Blazers, Expanding its Presence in the Northeast States
LONE TREE, CO, January 4, 2007
Global Employment Holdings, Inc. (GEYH:OB), the parent of Global Employment Solutions, Inc., announced today that it has agreed to purchase the Career Blazers staffing business. Career Blazers, with offices in New York City, New Jersey, Washington DC and Maryland, provides temporary and permanent staffing and related services to clients in six northeastern states. The purchase is expected to close in February, 2007.
“We are pleased to be able to expand our operations in the northeast with this acquisition.” said Howard Brill, Global’s chief executive officer. “Career Blazers has a strong reputation as a quality service provider in its markets, and we look forward to integrating their operations into Global Employment Solutions.”
Career Blazers president, Caress Kennedy, who will remain with the company, said “Career Blazers is very excited to be joining the Global team. The companies share a similar culture of focusing on superior performance and customer satisfaction.”
Forward Looking Statements
This press release may include “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Forward-looking statements include all statements that do not relate solely to historical or current facts. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the human capital solutions industry; the adverse effect of legislation and other matters affecting the industry; increased competition in the industry; our dependence on certain customers; the risk that we may not be able to retain and attract customers; the availability of and costs associated with potential sources of financing; the loss of key personnel; our inability to attract and retain new qualified personnel; difficulties associated with integrating acquired businesses and customers into our operations; material deviations from expected future workers’ compensation claims experience; collectibility of accounts receivable; the carrying values of deferred income tax assets and goodwill, which may be affected by future operating results; the availability of capital or letters of credit necessary to meet state-mandated surety deposit requirements; and government regulation.
About Global Employment
Global Employment Holdings is the parent of Global Employment Solutions, Inc., which provides temporary placement, permanent placement and PEO services to its clients. Global currently has offices across the United States including Chicago, Atlanta, Tampa, Philadelphia and New York.
Contact
Dan Hollenbach, Chief Financial Officer
Global Employment Solutions
10375 Park Meadows Dr., Suite 375 Lone Tree, Colorado 80124
Phone: 303-200-1545
Fax: 303-216-9533